Exhibit 10.3
Amended and Restated Outside Director Compensation Program
QSI Directors’ Compensation for FY2011

	Employee	Independent	Nominating and Compensation	Audit Committee and
	Director	Director	Committee Chairman	Board Chairman
Base Compensation	$0	$80,000	$92,500	$100,000
Restricted Common Stock Grant Shares	0	1,000	1,250	1,250
Notes:

1.	In preparing this Board of Directors compensation structure, the Compensation Committee reviewed various data about current practices in light of the Company’s specific situation. Such data included company peer group comparisons and various best practices sources including board-related publications.

2.	Meeting attendance is expected to be at or near a 100% level.

3.	Pay Tiers: Tier 0 pay for Directors who are full-time employees, Tier 1 for Directors who do not chair committees, Tier 2 for Nominating and Compensation Committee Chairmen, and Tier 3 for Audit Committee and Board Chairman. Chairmen of other committees are paid at the highest tier otherwise eligible, according to the specifically named functions above. All Directors are only paid at one tier, which is their highest eligible tier.

4.	Each Director is to be awarded shares of restricted common stock upon election or re-election to the Board. The shares will be issued according to the standard form of the Company’s approved Restricted Stock Agreement and will carry a restriction requiring that they vest in 2 equal installments over 2 years on the annual meeting dates of the shareholders. Grant shares vesting accelerates if a director is terminated early or not re-elected to the board. There will be a pro rata granting of restricted stock for directors electing to serve less than a full year. Grant shares must be held for at least two years from the initial grant date. No voting or dividend rights apply to such shares until vested.

5.	All board members must acquire a minimum of 1,000 shares of the Company’s common stock on the open market, which must be retained as long as they are a director. New directors have 9 months in which to acquire such common stock.

6.	Compensation shall be paid quarterly. Board members shall be paid at the highest eligible tier according to their roles, but not on multiple tiers.